UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ESB Financial Corporation

(Name of Registrant as Specified in Its Charter)

N/A

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March 15, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ESB Financial Corporation. The meeting will be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 17, 2013, at 4:00 p.m., local time. The matters to be considered by stockholders at the annual meeting are described in detail in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in ESB Financial Corporation is appreciated.

Sincerely,

Charlotte A. Zuschlag

President and Chief Executive Officer

ESB FINANCIAL CORPORATION

600 Lawrence Avenue

Ellwood City, Pennsylvania 16117

(724) 758-5584

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 17, 2013

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of ESB Financial Corporation (the “Company”) will be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 17, 2013, at 4:00 p.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1)	To elect two directors for a three-year term and until their successors are elected and qualified;

(2)	To ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the annual meeting, management is not aware of any other matters which could come before the annual meeting.

The board of directors has fixed March 1, 2013 as the voting record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the annual meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

Frank D. Martz

Group Senior Vice President of

Operations and Secretary

March 15, 2013

Ellwood City, Pennsylvania

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

ESB FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 17, 2013

General

This proxy statement is being furnished to the holders of common stock of ESB Financial Corporation (the “Company”), the savings and loan holding company for ESB Bank (the “Bank”), in connection with the solicitation of proxies by the board of directors of the Company for use at its annual meeting of stockholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 17, 2013, at 4:00 p.m., local time, and at any adjournment thereof, for the purposes set forth in the notice of annual meeting of stockholders. This proxy statement is first being mailed to stockholders on or about March 15, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 17, 2013. This proxy statement and the 2012 Annual Report to Stockholders as well as driving directions to the annual meeting are available on our website at www.esbbank.com under the tabs “About Us—ESB Financial Corp—Annual Meeting Information.”

Voting Rights

Only stockholders of record at the close of business on March 1, 2013 (the “record date”) will be entitled to notice of and to vote at the annual meeting. At such date, there were 14,665,045 shares of common stock issued and outstanding and the Company had no other class of equity securities outstanding.

Each share of common stock is entitled to one vote at the annual meeting on all matters properly presented at the meeting. The presence in person or by proxy of at least a majority of the issued and outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The election of directors will be determined by a plurality of the votes cast at the annual meeting. The two nominees receiving the greatest number of votes will be elected as directors. The affirmative vote of a majority of the total votes cast is required for the proposal to ratify the appointment of the Company’s independent registered public accounting firm.

Under rules applicable to broker-dealers, the proposal to ratify the independent registered public accounting firm is considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. The election of directors is considered “non-discretionary” for which brokerage firms may not vote in their discretion on behalf of clients who do not furnish voting instructions and, thus, there may be “broker non-votes” at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the annual meeting. However, because of the required votes, abstentions and broker non-votes will have no effect on the voting on the proposals at the annual meeting.

Recommendation of the Board of Directors

The board of directors of the Company recommends that stockholders vote (i) FOR the nominees for director described herein; and (ii) FOR the ratification of S.R. Snodgrass A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Proxies

Shares of common stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, each proxy received will be voted (i) FOR the nominees for director described herein; (ii) FOR the ratification of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and (iii) upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Frank D. Martz, Group Senior Vice President of Operations and Secretary, ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the annual meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the annual meeting and any adjournment thereof and will not be used for any other meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the common stock beneficially owned, as of March 1, 2013, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each director and director nominee of the Company, (iii) certain named executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 1, 2013(1)		Percent of Common Stock
ESB Financial Corporation Employee Stock Ownership Plan Trust 600 Lawrence Avenue Ellwood City, Pennsylvania 16117	2,498,448	(2)	17.0%

Directors and nominees:
Mario J. Manna	104,896	(3)	*
William B. Salsgiver	481,428	(4)	3.3
Herbert S. Skuba	207,153	(5)	1.4
James P. Wetzel, Jr.	105,528	(6)	*
Charlotte A. Zuschlag	502,992	(7)(13)	3.4

Named executive officers:
Charles P. Evanoski	176,378	(8)(13)	1.2
Frank D. Martz	297,721	(9)(13)	2.0
Todd F. Palkovich	163,285	(10)(13)	1.1
Richard E. Canonge	44,496	(11)	*

Directors and executive officers of the Company as a group (10 persons)	2,125,708	(12)(13)	14.2

(footnotes on following page)

*	Amounts to less than 1.0% of the issued and outstanding common stock.

(1)	Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(2)	The ESB Financial Corporation Employee Stock Ownership Plan Trust (“Trust”) was established pursuant to the ESB Financial Corporation Employee Stock Ownership Plan (“ESOP”) by an agreement between the Company and Messrs. Salsgiver, Skuba and Manna who act as trustees of the ESOP. As of the record date, 253,746 shares held in the Trust were unallocated, and 2,244,702 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the trustees will generally vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions will generally be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted by the ESOP trustees in accordance with their fiduciary duties as trustees.

(3)	Includes 20,670 shares held by Mr. Manna’s wife, 8,407 shares held jointly with Mr. Manna’s wife, with whom voting and dispositive power is shared, 10,426 shares held in Mr. Manna’s IRA, 6,782 shares held in Mr. Manna’s wife’s IRA and 31,920 shares which may be acquired by Mr. Manna upon the exercise of stock options exercisable within 60 days of the record date.

(4)	Includes 298,005 shares owned jointly with Mr. Salsgiver’s wife, with whom voting and dispositive power is shared, 15,360 shares which may be acquired by Mr. Salsgiver upon the exercise of stock options exercisable within 60 days of the record date and 57,129 shares held in trust for which he is trustee.

(5)	Includes 45,811 shares held by Mr. Skuba’s wife, 73,305 shares owned jointly with Mr. Skuba’s wife, with whom voting and dispositive power is shared, 271 shares held in Mr. Skuba’s IRA and 24,720 shares which may be acquired by Mr. Skuba upon the exercise of stock options exercisable within 60 days of the record date.

(6)	Includes 13,078 shares held by Mr. Wetzel’s wife, 42,906 shares held in Mr. Wetzel’s IRA, 33,750 shares owned jointly with Mr. Wetzel’s wife, with whom voting and dispositive power is shared, and 10,560 shares which may be acquired by Mr. Wetzel upon the exercise of stock options exercisable within 60 days of the record date.

(7)	Includes 9,294 shares held in Ms. Zuschlag’s IRA, 52,789 shares held in a trust which Ms. Zuschlag is trustee, 90,601 shares which may be acquired by Ms. Zuschlag upon the exercise of stock options exercisable within 60 days of the record date, 118,618 shares held by the ESOP for the account of Ms. Zuschlag, 3,175 shares of restricted stock held in a management recognition plan (“MRP”) which may be voted by Ms. Zuschlag pending vesting and distribution, and 12,469 shares held in the Company’s Retirement Savings Plan (“401(k) Plan”) for the account of Ms. Zuschlag.

(8)	Includes 46,906 shares which may be acquired by Mr. Evanoski upon the exercise of stock options exercisable within 60 days of the record date, 60,123 shares held by the ESOP for the account of Mr. Evanoski, 3,174 shares of restricted stock held in an MRP which may be voted by Mr. Evanoski pending vesting and distribution, and 11,112 shares held in the 401(k) Plan for the account of Mr. Evanoski.

(9)	Includes 130,435 shares owned jointly with Mr. Martz’s wife, with whom voting and dispositive power is shared, 46,906 shares which may be acquired by Mr. Martz upon the exercise of stock options exercisable within 60 days of the record date, 7,680 shares which may be acquired by Mr. Martz’s wife upon the exercise of stock options exercisable within 60 days of the record date, 72,036 shares held by the ESOP for the account of Mr. Martz, 23,370 shares held by the ESOP for the account of Mr. Martz’s wife, 3,174 shares of restricted stock held in an MRP which may be voted by Mr. Martz pending vesting and distribution, 11,098 shares held in the 401(k) plan for the account of Mr. Martz and 3,022 shares held in the 401(k) Plan for the account of Mr. Martz’s wife.

(10)	Includes 5,919 shares held in Mr. Palkovich’s IRA, 26,595 shares held jointly with Mr. Palkovich’s wife, with whom voting and dispositive power is shared, 46,906 shares which may be acquired by Mr. Palkovich upon the exercise of stock options exercisable within 60 days of the record date, 69,254 shares held by the ESOP for the account of Mr. Palkovich, 3,174 shares of restricted stock held in an MRP which may be voted by Mr. Palkovich pending vesting and distribution, and 11,437 shares held in the 401(k) Plan for the account of Mr. Palkovich.

(11)	Includes 26,323 shares held jointly with Mr. Canonge’s wife, with whom voting and dispositive power is shared, 4,542 shares which may be acquired by Mr. Canonge upon the exercise of stock options exercisable within 60 days of the record date, 10,607 shares held by the ESOP for the account of Mr. Canonge and 3,024 shares held in the 401(k) Plan for the account of Mr. Canonge.

(12)	Includes 339,319 shares which may be acquired by all directors and officers of the Company as a group upon the exercise of stock options exercisable within 60 days of the record date. Also includes 376,003, 57,383 and 12,697 shares which are held by the ESOP, the 401(k) Plan and the MRP, respectively, which have been allocated to the accounts of participating officers and, consequently, will be voted at the annual meeting by direction of such participating officers.

(13)	Does not include 74,255, 88, 88, and 88 shares held by a trust established by the Company to fund certain benefits to be paid to Ms. Zuschlag, Messrs. Evanoski, Martz and Palkovich, respectively, pursuant to an excess benefit plan. The executive officers do not possess voting or investment power with respect to such shares.

ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that the board of directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year. The number of directors currently authorized by our Bylaws is five.

At the annual meeting, stockholders of the Company will be asked to elect two directors for a three-year term and until their successors are elected and qualified. The two nominees for election as directors were selected by the nominating committee of the board of directors. There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the annual meeting, and no director or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption.

If any person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the board of directors of the Company. At this time, the board of directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

Article 7.F of our Articles of Incorporation governs nominations for election to the board of directors and requires all nominations for election to the board of directors, other than those made by or at the direction of the board, to be made pursuant to timely notice in writing to the Secretary of the Company, as set forth in the Articles of Incorporation. To be timely, with respect to an election to be held at an annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the Company, not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Each written notice of a stockholder nomination must set forth certain information specified in the Articles of Incorporation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Articles of Incorporation.

Information with Respect to Nominees for Director and Continuing Directors

The following tables present information concerning each nominee for director and each director whose term continues and reflects his or her tenure as a director of the Company and his or her principal occupation during the past five years. All of the members of the board of directors, except Ms. Zuschlag, are independent as defined in the rules of the NASDAQ Stock Market.

Nominees for Director for a Three-Year Term Expiring in 2016

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)
Mario J. Manna	77	Director; Retired tax collector, Borough of Coraopolis, Pennsylvania. As a retired publicly elected official, Mr. Manna brings a wealth of financial expertise and government experience to the Board.	2001

William B. Salsgiver	79	Chairman of the Board of the Company and ESB Bank; a principal of the property development and residential construction firm, Perry Homes, Zelienople, Pennsylvania. Mr. Salsgiver’s extensive business experience in construction and real estate development as well as his long time service as Chairman of the Board position him well qualified to continue to serve as a director of the Company.	1987

The Board of Directors Recommends a Vote For Election of the Above Nominees for Director.

Members of the Board of Directors Continuing in Office

Director With Term Expiring in 2014

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)
Herbert S. Skuba	74	Vice Chairman of the Board of the Company and ESB Bank; Retired director, President and Chief Executive Officer of Ellwood City Hospital, Ellwood City, Pennsylvania. Mr. Skuba’s previous business experience running a hospital center located in our market area provides the Board with valuable entrepreneurial knowledge and experience.	1988

Directors With Terms Expiring in 2015

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)
Charlotte A. Zuschlag	61	Director; President and Chief Executive Officer of the Company since February 1991 and of ESB Bank since June 1989. Ms. Zuschlag’s service as President and Chief Executive Officer, her extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Company.	1988

James P. Wetzel, Jr.	68	Director; former President and Chief Executive Officer of PHSB Financial Corporation from December 2001, and President of Peoples Home Saving Bank from 1986, until their acquisition by the Company in February 2005. Mr. Wetzel brings valuable banking and institutional knowledge to the Board from his years of service as a chief executive officer of a local financial institution and his long standing ties to the local community.	2005

(1)	Includes service with ESB Bank prior to the Bank’s organization to the holding company form.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to the executive officers of the Company who are not also directors of the Company. All executive officers of the Company are elected annually by the board of directors and shall serve at the discretion of the board.

Name	Age	Position with the Company and Principal Occupation During the Past Five Years
Frank D. Martz	57	Group Senior Vice President of Operations of the Company since January 2000 and Secretary of the Company since February 1991; Group Senior Vice President of Operations of ESB Bank since January 2000 and Secretary of ESB Bank since November 1989; Senior Vice President of Operations of the Company and ESB Bank from April 1993 through December 1999.

Charles P. Evanoski	54	Group Senior Vice President of the Company and ESB Bank since January 2000 and Chief Financial Officer of the Company and ESB Bank since April 1993; Senior Vice President of the Company and ESB Bank from April 1993 through December 1999.

Todd F. Palkovich	58	Group Senior Vice President of Lending of the Company and ESB Bank since January 2000; Senior Vice President of Lending of the Company and ESB Bank from April 1993 through December 1999.

Bonita L. Wadding	43	Senior Vice President and Controller of the Company and the Bank since November 2003 and Treasurer since October 2011; Vice President and Controller of ESB Bank since September 2000; Assistant Vice President and Financial Analyst of ESB Bank since April 1997.

Richard E. Canonge	50	Senior Vice President of Audit, Compliance and Loan Review of the Company and the Bank since October 2011; Senior Vice President and Treasurer of the Company and ESB Bank from February 2005 until September 2011; formerly served as Vice President and Chief Financial Officer of PHSB Financial Corporation from December 2001, and of Peoples Home Savings Bank from 1990, until their acquisition by the Company in February 2005.

Code of Ethics for Directors, Executive Officers and Financial Professionals

The board of directors of the Company has adopted a code of ethics for the Company’s directors, executive officers, including the chief executive officer and the chief financial officer, and financial professionals. Our directors and officers are expected to adhere at all times to this code of ethics. We have posted this code of ethics on our website at www.esbbank.com.

The Company will disclose on its website at www.esbbank.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethics that has been made known to any of our executive officers.

Directors Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the board of directors at annual meetings of stockholders, we expect that our directors will attend, absent a valid reason for not doing so. In 2012, all of our directors attended our annual meeting of stockholders.

The Board of Directors and Its Committees

Regular meetings of the board of directors of the Company are held on a monthly basis and special meetings of the board of directors of the Company are held from time-to-time as needed.

There were 12 meetings of the board of directors of the Company held during 2012. No director attended fewer than 75% of both the aggregate total number of meetings of the board of directors held during 2012 and the total number of meetings held by all committees of the board on which the director served during such year.

The board of directors of the Company has established various standing committees of the board, including executive, compensation, audit and nominating and corporate governance committees. The Company and its subsidiaries have other committees comprised of officers and directors of the Company and such subsidiaries which meet for specific purposes.

The executive committee of the Company is authorized to exercise the powers of the board of directors between regular meetings of the board. Currently, Messrs. Skuba and Salsgiver and Ms. Zuschlag (Chairperson) serve as members of this committee. During 2012, the executive committee did not meet.

The compensation committee of the Company makes recommendations regarding officer salaries to the board of directors. Currently, Messrs. Salsgiver (Chairman), Skuba and Manna serve as members of this committee. The compensation committee operates pursuant to a written charter, which can be viewed on our website at www.esbank.com. During 2012, the compensation committee met two times.

The Company has established a nominating and corporate governance committee to evaluate and make recommendations to the board of directors for the election of directors. During 2012, the members of this committee were Messrs. Wetzel (Chairman) and Skuba. Each of these persons is independent within the meaning of the rules of the NASDAQ Stock Market. The nominating and corporate governance committee operates pursuant to a written charter, which can be viewed on our website at www.esbbank.com. During 2012, the nominating and corporate governance committee met two times.

The nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as management and stockholders. The nominating and corporate governance committee also may solicit prospective nominees identified by it. A stockholder who desires to recommend a prospective nominee for the board should notify the Company’s Secretary or any member of the nominating and corporate governance committee in writing with whatever supporting material the shareholder considers appropriate. The nominating and corporate governance committee also considers whether to nominate any person nominated pursuant to the provision of our Articles of Incorporation relating to stockholder nominations, which is described under “Election of Directors.” The nominating and corporate governance committee has the authority and ability to retain a search firm to identify or evaluate potential nominees if it so desires.

The charter of the nominating and corporate governance committee sets forth certain criteria the committee may consider when recommending individuals for nomination as director including: (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the board of directors.

Once the nominating and corporate governance committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The audit committee reviews the Company’s records and affairs to determine its financial condition, reviews the Company’s systems of internal control with management and the independent registered public accounting firm, and monitors the Company’s adherence in accounting and financial reporting to generally accepted accounting principles. During 2012, Messrs. Wetzel (Chairman), Skuba and Manna served as members of this committee. The audit committee met five times during 2012. The members are independent as defined in the listing standards of the NASDAQ Stock Market.

The board of directors has determined that Mr. Wetzel meets the SEC requirements for qualification as an audit committee financial expert. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the audit committee and the board of directors in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the SEC does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors. Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

The board of directors has adopted an audit committee charter, a copy of which is available on the Company’s website at www.esbbank.com.

Board Leadership Structure and the Board’s Role in Risk Oversight

Ms. Charlotte Zuschlag serves as our President and Chief Executive Officer and Mr. William B. Salsgiver serves as Chairman of the Board. The board of directors has determined that that separation of the offices of Chairman of the Board and President enhances board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on her responsibilities on managing the daily operations of the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman to lead the board of directors in its fundamental role of providing independent oversight and advice to management. Mr. Salsgiver is an independent director under the rules of the Nasdaq Stock Market.

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.

Members of senior management regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management or other matters. The Chairman of the Board and independent directors work together to provide strong, independent oversight of the Company’s management and affairs though its committees and meetings of independent directors. In this regard, the Company has established a risk committee, an asset liability committee and an investment committee, which are comprised of a combination of directors, members of senior management and employees.

Report of the Audit Committee

The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications” as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence. Based on the review and discussions referred to above in this report, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Audit Committee

James P. Wetzel, Jr. (Chairman)

Herbert S. Skuba

Mario J. Manna

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Program. Our compensation philosophy is to provide compensation to our executive officers that is competitive in the marketplace in order to attract and retain qualified and experienced officers. The compensation of our executive officers, including the various components of such compensation, is determined by our Compensation Committee. The Committee consists solely of non-employee directors who meet all applicable requirements to be independent of management. In addition, the Committee in the past has used an independent outside consulting firm that provides information regarding the compensation paid by our peer group, as described below.

When setting the compensation of our executive officers, the Committee generally targets compensation which is comparable with our peer group with respect to each of our components of compensation. The compensation we provide to our executive officers primarily consists of the following:

•	annual base salary,

•	annual cash bonuses,

•	annual grants of stock options,

•	periodic grants of restricted stock awards, and

•	other forms of compensation as approved by the Committee.

Since our mutual to stock conversion and initial public stock offering in 1990, we have implemented various stock option and restricted stock plans in order to more closely align the interests of our directors and executive officers with our stockholders. Each of these plans were approved by our stockholders. Grants of stock options are made to our executive officers and directors annually, and grants of restricted stock are made periodically both as a reward for past service as well as to provide an incentive for future performance. In addition, equity compensation has become a more significant part of our executive compensation structure due to our goal of linking our executive compensation to the achievement of the Company’s business strategy and goals.

We also provide all of our employees, including our executive officers, with tax-qualified retirement benefits through an Employee Stock Ownership Plan (the “ESOP”) and a 401(k) Plan. In addition, our executive officers participate in a Supplemental Executive Retirement Plan (the “SERP”) and an Excess Benefit Plan.

We also offer various fringe benefits to all of our employees, including our executive officers, on a non-discriminatory basis, including group policies for medical, dental, life, disability and accidental death insurance. Our executive officers receive an automobile allowance as well as the payment of club dues. The Committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Independent Compensation Committee. The Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The members of the Committee, Messrs. William B. Salsgiver (Chairman), Herbert S. Skuba and Mario J. Manna, meet all of the independence requirements under applicable laws and regulations, including the listing requirements of the Nasdaq Stock Market. None of the members is a current or former officer or employee of the Company or any of its subsidiaries or has any separate business relationship with the Company. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock benefit plans (including reviewing and approving equity grants to executive officers) and review and approve annually all compensation decisions relating to executive officers, including those for the President and Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”).

The Committee is committed to high standards of corporate governance, as embraced most notably in the Sarbanes-Oxley Act of 2002 and the various regulations implementing that statute. The Committee’s Charter reflects the foregoing responsibilities and commitment, and the Committee and the Board periodically review and revise the Charter. The full text of the Compensation Committee Charter is available on our website at www.esbbank.com. The Committee’s membership is determined by the Board. The Committee held two meetings in 2012, including an executive session with only the Committee members being present.

Even prior to the recent intensified interest in corporate governance, the Committee adhered to sound governance principles and practices. The Committee has typically exercised exclusive authority over the compensation paid to Company executives, including not only the amount and type of awards granted to executives under our stock option and restricted stock plans, but also on the issues of executive salaries, bonuses, retirement and severance arrangements, and other benefits. As a matter of philosophy, the Company and the Committee have been committed to creating a compensatory structure for executives that is simple and readily comprehensible to investors. The types of compensation we offer our executives remain within the traditional categories: salary, short and long-term incentive compensation (cash bonus and stock-based awards), standard executive benefits, and retirement and severance benefits. The Company does not provide executives with excessive or exotic perquisites. It also does not make loans to executives or their families or families’ businesses, other than those made in the ordinary course of the Bank’s business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons in accordance with applicable federal banking regulations. We do not permit our executives to receive any income or gain from affiliated transactions or arrangements with the Company, a major concern addressed by recent corporate governance laws and regulations.

The Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to significantly enhance the Committee’s ability to effectively carry out its responsibilities as well as enhance the link between executive pay and performance. Examples of actions that the Committee has taken include (i) holding executive sessions of the Committee without Company management present, (ii) aligning compensation structures based on targeting average competitive pay of peer groups, and (iii) aligning the relative mix of stock options and restricted stock awards to increase the importance of long-term incentives.

General Compensation Philosophy. The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. The compensation of executive officers is structured to ensure that a significant portion of an executive’s compensation will be directly related to the Company’s corporate performance and other factors that directly and indirectly influence shareholder value. To that end, it is the view of the Board that the total compensation program for executive officers should consist of the following:

•	Salaries;

•	Annual cash bonus awards;

•	Long-term incentive compensation consisting of a mixture of stock options and restricted stock awards; and

•	Certain other benefits.

The overriding philosophy in setting corporate goals is to ensure that the interests of senior management are aligned with the interests of stockholders. The Committee believes that, over time, the financial performance of the Company is reflected in the value of its stock and that internal results, such as financial performance, and external results, such as stock price, ultimately move in a complementary fashion. In particular, the Committee believes that the most critical performance measures which provide an accurate gauge of management’s success in implementing the Company’s strategy are return on average equity and diluted earnings per share. The executive officers’ annual discretionary bonus is based upon the Committee’s assessment of the Company’s financial performance (internal results), while other elements, specifically stock options and the ultimate value of restricted stock awards, are tied to stock performance (external results). Under both considerations, financial performance and stock performance, the emphasis is on steady but consistent progress over time, achieved through careful execution of a well-designed business strategy. The Committee believes this formula has worked well for the Company.

The financial performance of the Company on a period-to-period basis is the major factor considered by the Committee when it determines salary adjustments and discretionary cash bonuses. The Committee uses these elements of compensation to incentivize executives to achieve continuous, near-term results. Executives’ stock-based compensation, on the other hand, is focused on achievement of long-term success. As is true of most publicly traded entities, the Company’s stock performance fluctuates over time, typically more so than does our financial performance. However, over time, the Committee believes that the return to stockholders investing in our stock, including dividend payout, is a good indicator of corporate performance. Stock-based awards are thus a way to link executive compensation to long-term performance.

In 2012, the Company granted stock options to employees and executive officers which vest over two to four years. In addition, the Chief Executive Officer and the three Group Senior Vice Presidents were granted restricted stock which vest over four years. This structure reinforces the executive’s incentive to seek long-term growth in stock value through strong corporate performance. In addition, the Company has never re-priced stock options downward or exchanged new lower priced options for outstanding higher priced options.

In determining the overall amounts and types of executive compensation, the Committee weighs not only corporate performance measures but personal factors as well, including commitment, leadership, teamwork and community involvement. We also consider executive compensation practices of our competitors and peers. It is the intent of the Committee that generally salaries be set at or about the average of a peer group of publicly traded bank and thrift companies, except that the salary for the President and Chief Executive Officer was set at or about the 20th percentile of the peer group.

The Role of the Compensation Consultant. In 2011, the Company used the services of Clearpoint Advisors, LLC (“Clearpoint”), an independent executive compensation consulting firm located in Sewickley, Pennsylvania, to assist the Compensation Committee in setting executive compensation levels. Clearpoint did not provide any other services to the Company and worked with the Company’s management only on matters for which the Compensation Committee is responsible. Clearpoint was engaged to review our total compensation practices, including base salary, total cash compensation (salary plus bonus), long-term incentive compensation and total direct compensation, to compare it with a group of bank and thrift institutions similar in size and financial performance to the Company and to make recommendations regarding executive compensation. The Committee considered Clearpoint’s review of compensation levels in establishing the compensation amounts for the named executive officers in 2012.

The Role of Peer Companies and Benchmarking. Peer group benchmarking was used as one factor by the Compensation Committee in making compensation decisions for 2012 at the November 2011 meeting. With the assistance of Clearpoint in 2011, the Compensation Committee identified a group of peer companies to use for compensation comparison purposes for 2012. In determining the peer group, the Compensation Committee selected 35 publicly-traded bank and thrift institutions located throughout Pennsylvania, New York, New Jersey and Ohio with assets between $700 million and $2.9 billion. In connection with the Compensation Committee meeting in November 2012, the Compensation Committee adjusted the asset range of the peer group to be between $1.0 billion and $5.0 billion in assets, as this is a more commonly used asset range for purposes of compensation surveys. In addition, the peer group used in 2012 included all publicly-traded bank and thrift institutions located in the above four states with assets within the new range, whereas the 2011 peer group only included selected companies within the asset range. The new criteria resulted in 20 companies being added to the peer group, of which 14 had assets between $1.0 billion and $2.1 billion. Of the peer group companies used in 2011, four were deleted because they were acquired and two were omitted because their assets were below $1.0 billion. This resulted in the peer group used in 2012 increasing to 49 publicly-traded bank and thrift institutions located throughout Pennsylvania, New York, New Jersey and Ohio. The peer group used in November 2012 was as follows:

ACNB Corporation*

Alliance Financial Corporation

Arrow Financial Corporation

Beacon Federal Bancorp, Inc.*

BCB Bancorp, Inc.*

Beneficial Mutual Bancorp, Inc.
(MHC)**

Bridge Bancorp Inc.*

Bryn Mawr Bank Corporation

Canandaigua National Corporation*

Cape Bancorp, Inc.*

Center Bancorp, Inc.*

Chemung Financial Corporation

Citizens & Northern Corporation

Clifton Savings Bancorp, Inc.
(MHC)*

CNB Financial Corporation*

Codorus Valley Bancorp, Inc.*

Customers Bancorp, Inc.*

Dime Community Bancshares,
Inc.**

ESSA Bancorp, Inc.*

Farmers National Banc Corp.

First Citizens Banc Corp

First Defiance Financial Corp.

First National Community
Bancorp, Inc.

Flushing Financial Corporation**

Fox Chase Bancorp, Inc.*

Hudson Valley Holding Corp.

Intervest Bancshares Corporation*

Kearny Financial Corp. (MHC)

Lakeland Bancorp, Inc.

LNB Bancorp, Inc.

Metro Bancorp, Inc.

Northfield Bancorp, Inc. (MHC)

OceanFirst Financial Corp.

Oritani Financial Corp.

Orrstown Financial Services, Inc.

Peapack-Gladson Financial
Corporation

Peoples Bancorp Inc.

Provident New York Bancorp

Republic First Bancorp, Inc.

Roma Financial Corporation
(MHC)

S&T Bancorp, Inc.**

Sterling Bancorp

Suffolk Bancorp

Sun Bancorp, Inc.**

The First of Long Island
Corporation

Tompkins Financial Corporation

Trust Co Bank Corp NY**

United Community Financial Corp.

Univest Corporation of

Pennsylvania

*	These companies have assets between $1.0 billion and $2.1 billion but were not included in the November 2011 peer group.

**	These companies were not included in the November 2011 peer group because their assets exceed $2.9 billion.

The following companies were included in the November 2011 peer group but were omitted from the November 2012 peer group because they were acquired: Abington Bancorp, Inc., Parkvale Financial Corporation, Tower Bancorp and VIST Financial Corp. The following companies were included in the November 2011 peer group but were omitted from the November 2012 peer group because they had less than $1.0 billion in assets: Camco Financial Corporation and Smithtown Bancorp, Inc.

The Compensation Committee reviews both compensation and performance at peer companies in its decision making process so it can set compensation levels that it believes are commensurate with the Company’s performance. The Compensation Committee does not, however, set compensation components to meet specific benchmarks.

Role of Executive Officers and Management. The Chief Executive Officer provides recommendations to the Committee on matters of compensation philosophy, plan design and the general guidelines for executive officer compensation. These recommendations are then considered by the Committee. The Chief Executive Officer generally attends Committee meetings but is not present for the executive sessions or for any discussion of her own compensation.

Tax Deductibility of Pay. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1.0 million on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. Stock options are performance-based compensation meeting those requirements and, as such, are fully deductible. Service-based only restricted stock awards are not considered performance-based compensation under Section 162(m) of the Code.

To date, Section 162(m) has not affected the ability of the Company to deduct the expense of the executive compensation paid. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

Salaries. The salaries of the executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the peer group pay levels as well as the Company’s financial performance. Merit increases normally take effect in late November or early December of each year. In adjusting the base salary for the President and Chief Executive Officer in November 2011 and in November 2012, the Committee considered her performance during the respective years, including her increased scope of responsibilities relating to the Company’s continuing growth, profitability, capital levels, performance relative to industry standards such as problem asset levels, loan production, regulatory compliance and asset-liability management. The Committee also considered that the Company’s asset/liability risk level, regulatory capital levels and regulatory compliance results were within the Board of Directors’ approved policies. In addition, the Committee considered the Company’s following specific financial results: the Company’s net income of $11.4 million, $14.9 million and $14.2 million for the nine months ended September 30, 2012, the years ended December 31, 2011 and 2010, respectively, the Company’s diluted earnings per share of $0.79, $1.02 and $0.98 for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively, and the Company’s annualized return on average stockholders’ equity of 8.05%, 8.40% and 8.26% for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively, as well as the Company’s increased loan portfolio, asset/liability management and balance sheet management.

In setting compensation increases for officers, the Committee also considered the Company’s written compensation policies which set forth the following factors in setting compensation:

•	qualifications and experience of the officer;

•	compensation paid to other persons employed by the Company;

•	compensation paid to persons having similar duties and responsibilities in other public companies;

•	the size of the Company and the complexity of our operations;

•	the financial condition, including income of the Company and the officer’s contribution thereto; and

•	the value of fringe benefits provided to the officer as well as prerequisites.

At its November 2011 meeting, the Compensation Committee noted that the Company’s customer deposits, net income, diluted earnings per share and annualized return on average equity had increased. Based on the above factors and the Committee’s review of the compensation paid by the peer group, the Compensation Committee increased the salaries for the named executive officers by 4.0% in November 2011, with Ms. Zuschlag’s salary increasing to $489,750, the Group Senior Vice Presidents’ salary increasing to $208,000 and the Senior Vice President’s salary increasing to $118,456.

At its November 2012 meeting, the Compensation Committee noted the increases in the Company’s net loan portfolio and customer deposits and that the slight decline in net income was primarily due to a decline in the net interest margin and an increase in non-interest expense. Based on the above factors, and especially the compensation paid by the Company’s peer group, the Compensation Committee increased the salaries for the named executive officers in November 2012 by 5.0% to 10.0%, with Ms. Zuschlag’s salary increasing 10.0% to $538,725, the Group Senior Vice Presidents’ salaries increasing 5.0% to $218,400 and the Senior Vice President’s salary increasing 5.0% to $124,400. Base salary is considered in conjunction with the short-term annual bonus component of the Company’s executive compensation program. While Ms. Zuschlag’s salary increased by a greater percentage than for the other named executive officers, her bonus for 2012 was kept at the same level as in 2011. As discussed below, the other named executive officers received a higher bonus in 2012 than they did in 2011.

Bonuses. A discretionary cash bonus for the executive officers is determined on an annual basis and generally paid in December of each year. The amount of the bonus is based on the Committee’s assessment of the Company’s overall performance as well as an evaluation of the individual’s performance and level of pay and bonuses compared to the peer group pay and bonuses levels, with the amount determined at the discretion of the Committee. For 2012, Ms. Zuschlag was awarded a bonus of $195,800 (which was the same bonus she received in 2011), each of the three Group Senior Vice Presidents was awarded a bonus of $70,000 (compared to $60,000 for 2011) and the Senior Vice President was awarded a bonus of $23,000 (compared to $16,500 for 2011).

Long-Term Compensation. The Committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to the Company’s financial performance, eliciting maximum effort and dedication from our executive officers. The long-term incentive compensation portion of the Company’s compensation program primarily consists of annual grants of stock options and periodic grants of restricted stock awards under the Company’s stock incentive and option plans. These grants and awards are designed to provide incentives for long-term positive performance by the executive and other senior officers and to align their financial interests with those of the Company’s stockholders by providing the opportunity to participate in any appreciation in the stock price of the Company’s common stock which may occur after the date of grant of stock options or restricted stock awards.

Under the stock incentive plans, the Committee has discretion in determining grants of stock options and restricted stock awards to executive officers, including the timing, amounts and types of awards. In the case of individual executives, our award decisions are based in part on corporate performance. In addition, for 2012, the amount of such grants was based, in part, on the officer’s position within the organization and an assessment of the officer’s performance during 2012.

The exercisability of options and the vesting of restricted stock awards generally depend upon the executive officer continuing to render services to the Company. In addition, although not granted to date, the Company’s 2005 Stock Incentive Plan provides that awards may be made based upon specified performance goals. All options granted under the Company’s stock option plans must have an exercise price at least equal to the market value of the common stock on the date of grant. Options may be exercised only for a limited period of time after the optionee’s departure from the Company in most cases.

In the past, our long-term incentive compensation has primarily consisted of annual grants of stock options, with restricted stock awards being granted infrequently. We previously emphasized stock options primarily for two reasons. First, prior to the adoption of Financial Accounting Standards No. 123(R) (recodified as FASB Accounting Standards Codification (“ASC”) Topic 718), the granting and vesting of stock options did not result in any financial statement expenses, whereas restricted stock awards had to be expensed over the vesting period. Second, because the exercise price of all of our stock options equaled the fair market value of our common stock on the date of grant, our executive officers only benefit from stock options if the market value of our common stock increases after the date of grant. By comparison, restricted stock awards have some value to the recipients of the awards even if the market value of our stock declines after the date of grant.

Under FASB ASC Topic 718, all stock options are now required to be expensed over the applicable vesting period. In addition, an increasing number of companies are using restricted stock awards, or a combination of restricted stock awards and stock options. In November 2011, the Committee granted restricted stock awards to the top four named executive officers which vested over nine years. The 2011 awards were the first restricted stock awards granted to the named executive officers since 2004. As set forth below, in November 2012 the Compensation Committee elected to grant smaller restricted stock awards to the top four named executive officers, with the 2012 grants vesting over four years. While no decisions have been made yet with respect to future grants, the Compensation Committee expects that future grants of restricted stock awards will be smaller than the grants in 2011 but more frequent. The Committee notes that the members of the peer group which grant restricted stock awards generally make grants more frequently with shorter vesting periods than the grants made by the Committee in years prior to 2012. The new practice of making more frequent but smaller restricted stock grants will more closely align the equity portion of the compensation of the Company’s named executive officers with the compensation practices of our peer group.

Stock Options

The Committee granted stock options to each named executive officer in November 2012. Executive officers were granted stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Accordingly, those stock options will have value only if the market price of the common stock increases after that date. In determining the size of stock option grants to executive officers, the Committee considers similar awards to individuals being granted comparable values in our peer group as well as the Company’s financial performance against the strategic plan as attributed to executive officers.

The named executive officers were granted the following number of stock options in November 2012: Ms. Zuschlag, 40,000 shares, Messrs. Evanoski, Martz and Palkovich, 20,000 shares each, and Mr. Canonge, 2,150 shares. The options granted to Ms. Zuschlag and Messrs. Evanoski, Martz and Palkovich vested 33% immediately and 33% per year beginning on the first anniversary of the grant, and the options granted to Mr. Canonge vested 20% immediately and 20% per year beginning on the first anniversary of the grant. The Company has traditionally established the compensation for its executive officers in November of each year as part of its annual review of their performance.

Restricted Stock Awards

Under the Company’s 2005 and 2012 Stock Incentive Plans, the Committee is authorized to grant share awards, which are a right to receive a distribution of shares of common stock. Shares of common stock granted pursuant to a share award are in the form of restricted stock which vests upon such terms and conditions as established by the Committee. The Committee determines which officers and key employees will be granted share awards, the number of shares subject to each share award, whether the share award is contingent upon achievement of certain performance goals and the performance goals, if any, required to be met in connection with a share award. Non-employee directors are not eligible to receive share awards. In 2012, the Company granted 15,873 shares of restricted stock to Ms. Zuschlag and 3,968 shares of restricted stock to each of Messrs. Evanoski, Martz and Palkovich. The restricted stock grants vested 20% in December 2012 and an additional 20% will vest each year thereafter over four years. The 2012 grants were substantially smaller than the grants made in 2011, when the Company granted 45,000 shares of restricted stock to Ms. Zuschlag and 15,000 shares of restricted stock to each of Messrs. Evanoski, Martz and Palkovich. The 2012 grants reflect the Compensation Committee’s decision to make smaller but more frequent grants in future years.

Stock Ownership Guidelines. The Company has not established any formal policies or guidelines addressing expected levels of stock ownership by the named executive officers or for other executive officers. However, this matter remains under consideration.

Additional Components of Executive Compensation. The Company and the Bank have also entered into employment agreements with Ms. Zuschlag and change in control agreements with the other executive officers, including the named executive officers. The purpose of the employment and change in control agreements is to retain for the benefit of the Company and the Bank the talents of highly skilled officers who are integral to the development and implementation of the Company’s business. Such agreements, as discussed below, provide for termination benefits in the event of such executives’ termination or in the event of the occurrence of certain events. The severance payments provided by the agreements are intended to align the executive officers’ and the stockholders’ interests by enabling executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive officers’ own employment or impose financial hardship on him or her. The grounds under which severance payments are triggered in the employment and change in control agreements are similar to or the same as those included in many employment agreements for senior executive officers of comparable financial institutions.

In November 2012, the Company and the Bank amended and restated the employment and change in control agreements with its named executive officers, including the provisions for severance benefits. Previously, the employment agreements with Ms. Zuschlag provided for cash severance equal to three times her average annual compensation over the last five years, while the change in control agreements with each of Messrs. Evanoski, Martz and Palkovich provided for cash severance equal to 2.99 times the executive’s highest base salary and cash bonus during any of the preceding three years. Each of these agreements was revised to provide for cash severance equal to three times the executive’s average annual compensation during the three years preceding the date of termination. In addition, the definition of average annual compensation was expanded to include employer contributions to the 401(k) plan and the excess benefit plan. The Compensation Committee believes that the use of a three-year average for each of its top executives and the change in the definition of average annual compensation are consistent with its intent to provide cash severance equal to what the executive was likely to earn over the three years following a termination of employment. The Compensation Committee enhanced the benefits provided by the change in control agreements in the following respects:

•

The change in control agreement for each of Messrs. Evanoski, Martz and Palkovich were revised to provide them with medical and dental coverage until the earlier of (i) death, (ii) the date the executive becomes eligible for Medicare, or (iii) the date the executive becomes eligible for substantially similar benefits from a subsequent employer;

•

The change in control agreements for each of Messrs. Evanoski, Martz and Palkovich were revised to provide a Section 280G gross-up rather than a cut-back in their change in control benefits to their Section 280G threshold, with the gross-up language being substantially the same as in the employment agreement between the Company and Ms. Zuschlag; and

•	The change in control severance for other Senior Vice Presidents was increased from 1.5 times to two times their highest salary and bonus during the last three years preceding a change in control.

The employment and change in control agreements are summarized in greater detail below.

Employment Agreements

The Bank maintains an employment agreement with Ms. Zuschlag, which was amended and restated in November 2012. Pursuant to the amended and restated agreement, the Bank agreed to employ Ms. Zuschlag as President and Chief Executive Officer for a term ending three years after December 1, 2012, with a current base salary of $538,725. Such salary may be increased at the discretion of the board of directors of the Bank but may not be decreased during the term of the agreement without the prior written consent of Ms. Zuschlag. On an annual basis, the board of directors of the Bank considers whether to renew the employment agreement for an additional year. The employment agreement is terminable with or without cause by the Bank. The employment agreement provides that in the event of an involuntary termination of employment without cause (including a termination by Ms. Zuschlag for “good reason,” which includes a material change in her position, salary or duties without her consent), Ms. Zuschlag would be entitled to (1) an amount of cash severance which is equal to three times her average annual compensation, as defined, over the most recent three years preceding the year in which the date of termination occurs, (2) continued participation in certain insurance plans of the Bank, including medical, dental, life and disability insurance plans, at no cost to her until the earlier of 36 months or the date she receives substantially similar benefits from full-time employment by another employer, (3) if Ms. Zuschlag is still receiving medical and dental coverage after the end of the 36 month period referred to in clause (2), then she would be entitled to continued medical and dental coverage until the earlier of Ms. Zuschlag’s death or the date Ms. Zuschlag receives medical and dental coverage from a subsequent employer substantially similar to the coverage provided by the Bank, provided however, Ms. Zuschlag shall pay the employee share of the costs of such coverage provided pursuant to this clause (3) to the same extent as if she were still an employee, and (4) a lump sum cash payment equal to the projected cost of providing Ms. Zuschlag with benefits for a period of three years pursuant to any other employee benefit plans, programs or arrangements in which she was entitled to participate, excluding retirement plans, stock compensation plans and cash compensation plans. In the event

Ms. Zuschlag’s continued participation in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code (the “Code”), or if any such group insurance plan is discontinued, then the Bank shall either (1) provide substantially similar benefits under an alternative plan or (2) pay a lump sum cash amount to Ms. Zuschlag equal to the projected cost of providing continued coverage to Ms. Zuschlag until her projected date of death in the case of medical and dental coverage and until the three-year anniversary of her date of termination in the case of all other insurance plans. The employment agreement with the Bank provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

The Company also entered into an amended and restated employment agreement with Ms. Zuschlag in November 2012 to serve on terms substantially similar to the agreement entered into with the Bank, except as provided below. Ms. Zuschlag’s compensation, benefits and expenses are paid by the Company and the Bank in the same proportion as the time and services actually expended by her on behalf of each company. However, the agreement with the Company provides that severance payments payable to Ms. Zuschlag by the Company shall (1) include the amount by which the severance benefits payable by the Bank are reduced by her employment agreement with the Bank to avoid having the Bank make parachute payments under Section 280G of the Code, and (2) not be subject to reduction in the event of a change in control as are the amounts payable by the Bank. As a result, the severance benefits payable by the Company may constitute “parachute payments” under Section 280G of the Code. In addition, the agreement with the Company provides that the Company shall reimburse Ms. Zuschlag for any resulting excise taxes payable by her, plus such additional amount as may be necessary to compensate her for the payment of federal, state and local income, excise and other employment-related taxes on the additional payments.

For a description of potential payments under the agreements in the event of a termination of Ms. Zuschlag’s employment, see “—Potential Payments Upon Termination of Employment or a Change in Control.”

Change in Control Agreements

The Company and the Bank maintain change in control agreements with its Group Senior Vice Presidents, Messrs. Evanoski, Martz and Palkovich, and certain of its Senior Vice Presidents, including Mr. Canonge, which were amended and restated in November 2012. The amended and restated change in control agreements are intended to assist the Company and the Bank in maintaining a stable and competent management base. The agreements with the Group Senior Vice Presidents Evanoski, Martz and Palkovich provide for a term ending three years after December 1, 2012, and subject to satisfactory performance reviews, among other things, the term shall be extended on each anniversary of December 1 for an additional year so that the remaining term will be three years as of the annual renewal date, unless either the boards of directors of the employers or the executive provides contrary written notice to the other not less than 30 days in advance of such anniversary date. The agreements are automatically extended for an additional one year upon a change in control, as defined. The agreements provide that in the event of an involuntary termination of employment without cause (including a termination by the executive for “good reason,” which includes a material change in the executive’s position, salary or duties without his consent), the executive would be entitled to (1) an amount of cash severance which is equal to three times his average annual compensation, as defined, over the most recent three years preceding the year in which the date of termination occurs, (2) continued participation in certain insurance plans of the employers, including medical, dental, life and disability insurance plans, at no cost to the executive until the earlier of 36 months or the date the executive receives substantially similar benefits from full-time employment by another employer, (3) if the executive is still receiving medical and dental coverage after the end of the 36 month period referred to in clause (2), then he would be entitled to continued medical and dental coverage until the earlier of his death, the date on which he becomes eligible to receive benefits under Medicare or the date he receives medical and dental coverage from a subsequent employer substantially similar to the coverage provided by the Bank, provided however, the executive shall pay the employee share of the costs of such coverage provided pursuant to this clause (3) to the same extent as if he were still an employee, and (4) a lump sum cash payment equal to the projected cost of providing the executive with benefits for a period of three years pursuant to any other employee benefit plans, programs or arrangements in which he was entitled to participate, excluding retirement plans, stock compensation plans and cash compensation pans. In the event the executive’s continued participation in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or if any such group insurance plan is discontinued, then the Bank shall either (1) provide substantially similar benefits under an alternative plan or (2) pay a lump sum cash amount to the executive equal to the projected cost of providing continued coverage to the executive until his projected date of eligibility to receive benefits under Medicare in the case of medical and dental coverage and until the three-year anniversary of his date of termination in the case of all other insurance plans. The agreements provide that if any of the payments or benefits to be provided thereunder or otherwise upon termination of employment are deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code, which would cause the executive to incur an excise tax under Section 4999 of the Code, then the Company shall reimburse the executive for any resulting excise taxes payable by him, plus such additional amount as may be necessary to compensate the executive for the payment of federal, state and local income, excise and other employment-related taxes on the additional payments.

The amended and restated change in control agreement entered into with certain of the Company’s and the Bank’s Senior Vice Presidents, including Mr. Canonge, are similar to the amended and restated change in control agreements for the Group Senior Vice Presidents discussed above, except that the agreements with the Senior Vice Presidents provide for severance payments in the event that termination of employment or certain adverse actions are taken with respect to the executive’s employment within 24 months subsequent to a change in control in an amount equal to two times the respective executive’s annual compensation, as defined, and provide for continued benefits for only 24 months. In addition, the agreements provide that if any of the payments or benefits to be provided thereunder or otherwise upon termination of employment are deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code, then the payments and benefits shall be reduced by the minimum amount necessary so that no excise taxes are triggered under Section 4999 of the Code.

For a description of potential payments under the agreements in the event of a termination of the named executive officer’s employment, see “—Potential Payments Upon Termination of Employment or a Change in Control.”

Excess Benefit Plan

The Company has adopted an excess benefit plan for the benefit of Ms. Zuschlag and other executive officers whose benefits under the Company’s 401(k) Plan and ESOP are subject to the limitations set forth in the Code. Messrs. Evanoski, Martz and Palkovich became participants in the excess benefit plan effective January 1, 2012. Pursuant to the excess benefit plan, during each plan year the Company makes matching contributions on behalf of the participant in an amount equal to the amount of matching contributions that would have been made by the Company on behalf of the participant but for limitations in the Code, less the amount of matching contributions actually made by the Company on behalf of the participant under the 401(k) plan. In addition, the excess benefit plan generally provides that during each plan year a participant shall receive a supplemental ESOP allocation in an amount equal to the amount which would have been allocated to the participant but for the limitations in the Code, less the amount actually allocated to the participant pursuant to the ESOP. The supplemental benefits to be received by a participant pursuant to the excess benefit plan are credited to an account maintained pursuant to the plan within 180 days after the end of each plan year. The Company maintains a trust, which currently holds 74,519 shares of common stock, to fund its obligations under the excess benefit plan.

For information on the benefits payable to the named executive officers under the excess benefit plan, see the Nonqualified Deferred Compensation table under “—Excess Benefit Plan and Supplemental Executive Retirement Plan.”

Supplemental Executive Retirement Plan

The Company has adopted a Supplemental Executive Retirement Plan (“SERP”) in order to provide supplemental retirement and death benefits for certain key employees of the Company. Under the SERP, participants will receive an annual retirement benefit following retirement at or after age 65 equal to 25% of the participant’s final average pay multiplied by a target retirement benefit percentage. Final average pay is based upon the participant’s base salary and bonuses for the last three years, and the target benefit percentage is equal to the fraction resulting from the participant’s years of credited service (subject to a maximum of 20 years) divided by 20. Benefits under the plan are payable in either a lump sum or ten equal annual payments, and a lesser benefit is payable upon early retirement at age 50 with at least twelve years of service. If a participant dies prior to retirement, the participant’s estate will receive a lump sum payment equal to the net present value of future benefit payments under the plan. At December 31, 2012, Ms. Zuschlag and Messrs. Evanoski, Martz and Palkovich had 25, 30, 34 and 22 years of credited service under the SERP, respectively. Mr. Canonge does not participate in the SERP.

For information on the benefits payable to the named executive officers under the SERP, see the Pension Benefits table under “—Excess Benefit Plan and Supplemental Executive Retirement Plan.”

Results From the 2011 Annual Meeting Advisory Vote on Executive Compensation. At our 2011 annual meeting of stockholders, we presented our first advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” proposal. The vote was not binding on the Company, the board of directors or the Compensation Committee. A substantial majority of the votes cast on the proposal, or 94.3%, was voted “FOR” the compensation of our named executive officers as disclosed in the proxy statement. The Compensation Committee believes that this affirms the stockholders’ support of the Company’s compensation policies and practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. None of the Company’s executive officers serve as a member of the Compensation Committee of any other for-profit company that has an executive officer serving as a member of the Company’s board of directors. None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member the Company’s Compensation Committee.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee of the Board of Directors has reviewed the Company’s policies and practices applicable to employees, including the Company’s benefit plans, arrangements and agreements, and does not believe that they are reasonably likely to have a material adverse effect on the Company. The Committee does not believe that the Company’s policies and practices encourage officers or employees to take unnecessary or excessive risks or behavior focused on short-term results rather than the creation of long-term value.

Report of the Compensation Committee

We have reviewed and discussed with management the Compensation Discussion and Analysis disclosures to be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held in April 2013 and filed with the SEC pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy Statement.

Compensation Committee

William B. Salsgiver (Chairman)

Herbert S. Skuba

Mario J. Manna

Executive Compensation

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company or its subsidiaries for services rendered in all capacities during the last three fiscal years to our principal executive officer and our principal financial officer as well as our three other highest compensated executive officers. We refer to these individuals throughout this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Charlotte A. Zuschlag President and Chief Executive Officer	2012 2011 2010	$493,517 472,350 431,171	$195,800 195,800 195,800	$200,000 593,550 —	$145,920 52,173 95,140	$	— — —	$231,480 278,834 298,677	$79,183 76,037 76,976	$1,345,900 1,668,744 1,097,764

Charles P. Evanoski Group Senior Vice President and Chief Financial Officer	2012 2011 2010	208,800 200,615 178,216	70,000 60,000 60,000	49,997 197,850 —	72,960 21,670 26,164		— — —	65,495 58,807 22,405	57,843 55,730 51,139	525,095 594,672 337,924

Frank D. Martz Group Senior Vice President of Operations and Secretary	2012 2011 2010	208,800 200,615 178,216	70,000 60,000 60,000	49,997 197,850 —	72,960 21,670 26,164		— — —	71,465 66,160 25,503	57,138 53,167 48,761	530,360 599,462 338,644

Todd F. Palkovich Group Senior Vice President of Lending	2012 2011 2010	208,800 200,615 178,216	70,000 60,000 60,000	49,997 197,850 —	72,960 21,670 26,164		— — —	72,564 66,991 28,360	58,664 53,669 50,476	532,985 600,795 343,216

Richard E. Canonge Senior Vice President and Treasurer	2012 2011 2010	118,456 113,900 109,500	23,000 16,500 16,500	— — —	7,843 8,471 10,228		— — —	— — —	28,876 26,338 26,006	178,175 165,209 162,234

(1)	In addition to salary, includes amounts deferred and contributed to the 401(k) Plan by the named executive officer.

(2)	Represents a discretionary cash bonus paid in the indicated year.

(3)	Reflects the aggregate grant date value computed in accordance with FASB ASC Topic 718 during the indicated fiscal year with respect to awards of restricted stock and/or stock options, as the case may be, with respect to each of the named executive officers. For a discussion of the assumptions used to establish the valuation of the restricted stock awards and stock options, reference is made to Note 9 of the Notes to the Consolidated Financial Statements of the Company included in the Company’s 2012 Annual Report to Stockholders. Additional information is also included in the table entitled “Grants of Plan-Based Awards.”

(4)	Reflects the increase in the actuarial present value of the named executive officer’s accumulated benefits under the Supplemental Executive Retirement Plan (“SERP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Also includes for Ms. Zuschlag (and for Messrs. Evanoski, Martz and Palkovich in 2012) the increase in the balance of the benefits payable under the Company’s excess benefit plan during the indicated fiscal year. There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers.

(5)	In fiscal 2012, includes amounts paid by the Company to the accounts of Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich and Canonge, pursuant to the 401(k) Plan of $8,750, $8,750, $8,750, $8,750 and $4,244, respectively, and estimated allocations under the ESOP of $41,509, $34,668, $34,668, $34,668 and $19,668, respectively. Also includes perquisites and other benefits for fiscal 2012 in the amount of $28,924, $14,425, $13,720, $15,246 and $4,964, respectively, consisting of the cost of personal use of Company-provided automobiles, club dues and the cost of cellular telephone service provided for the named executive officers.

Equity Compensation Plans

The following table sets forth information concerning grants of awards pursuant to plans made to the named executive officers during the year ended December 31, 2012. The Company does not maintain a non-equity or equity incentive plan that provides for payments based upon achievement of threshold, target and maximum goals.

Grants of Plan-Based Awards for the Year Ended December 31, 2012

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards(3)	Grant Date Fair Value of Stock and Option Awards(4)
Charlotte A. Zuschlag	11/20/2012	—	40,000	$12.60	$145,920
	11/20/2012	15,873	—	—	200,000
Charles P. Evanoski	11/20/2012	—	20,000	12.60	72,960
	11/20/2012	3,968	—	—	49,997
Frank D. Martz	11/20/2012	—	20,000	12.60	72,960
	11/20/2012	3,968	—	—	49,997
Todd F. Palkovich	11/20/2012	—	20,000	12.60	72,960
	11/20/2012	3,968	—	—	49,997
Richard E. Canonge	11/20/2012	—	2,150	12.60	7,843

(1)	The restricted stock granted on November 20, 2012 vested 20% on December 3, 2012 and an additional 20% will vest each year thereafter.

(2)	Of the stock options granted on November 20, 2012, one-third was immediately vested on the date of grant and an additional one-third will vest each year thereafter.

(3)	Based upon the fair market value of a share of Company common stock on the date of grant.

(4)	The fair value of the restricted stock and/or stock options granted is computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each named executive officer as of December 31, 2012. The Company does not maintain a non-equity or equity incentive plan that provides for payments based upon achievement of threshold, target and maximum goals.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable(1)	Unexercisable
Charlotte A. Zuschlag	18,000	—		$12.80	11/18/2013	12,699	(3)	$176,135	(5)
	18,000	—		12.09	11/16/2014	36,000	(4)	499,320	(5)
	15,172	—		10.17	04/19/2015
	3,601	—		8.59	11/18/2018
	4,800	4,800	(6)	9.62	11/17/2019
	14,400	9,600	(7)	12.42	11/16/2020
	5,296	7,946	(8)	13.19	11/15/2021
	13,332	26,668	(9)	12.60	11/20/2022
Charles P. Evanoski	4,800	—		12.80	11/18/2013	3,175	(3)	44,037	(5)
	4,800	—		12.09	11/16/2014	12,000	(4)	166,440	(5)
	4,800	—		10.17	04/19/2015
	4,800	—		8.96	11/21/2016
	4,800	—		8.43	11/20/2017
	4,800	—		8.59	11/18/2018
	5,280	1,320	(6)	9.62	11/17/2019
	3,960	2,640	(7)	12.42	11/16/2020
	2,200	3,300	(8)	13.19	11/15/2021
	6,666	13,334	(9)	12.60	11/20/2022
Frank D. Martz	4,800	—		12.80	11/18/2013	3,175	(3)	44,037	(5)
	4,800	—		12.09	11/16/2014	12,000	(4)	166,440	(5)
	4,800	—		10.17	04/19/2015
	4,800	—		8.96	11/21/2016
	4,800	—		8.43	11/20/2017
	4,800	—		8.59	11/18/2018
	5,280	1,320	(6)	9.62	11/17/2019
	3,960	2,640	(7)	12.42	11/16/2020
	2,200	3,300	(8)	13.19	11/15/2021
	6,666	13,334	(9)	12.60	11/20/2022
Todd F. Palkovich	4,800	—		12.80	11/18/2013	3,175	(3)	44,037	(5)
	4,800	—		12.09	11/16/2014	12,000	(4)	166,440	(5)
	4,800	—		10.17	04/19/2015
	4,800	—		8.96	11/21/2016
	4,800	—		8.43	11/20/2017
	4,800	—		8.59	11/18/2018
	5,280	1,320	(6)	9.62	11/17/2019
	3,960	2,640	(7)	12.42	11/16/2020
	2,200	3,300	(8)	13.19	11/15/2021
	6,666	13,334	(9)	12.60	11/20/2022
Richard E. Canonge	396	—		8.43	11/20/2017	—		—
	792	—		8.59	11/18/2018
	1,032	516	(6)	9.62	11/17/2019
	1,032	1,032	(7)	12.42	11/16/2020
	860	1,290	(8)	13.19	11/15/2021
	430	1,720	(10)	12.60	11/20/2022

(footnotes on following page)

(1)	Except as otherwise noted, the stock options were immediately exercisable on December 31, 2012.

(2)	Based upon the fair market value on the date of grant.

(3)	Of the restricted shares granted, 20% vested on December 3, 2012 and an additional 20% vest each year thereafter.

(4)	Of the restricted shares granted, 10% vested on December 2, 2011 and an additional 10% vest each year thereafter.

(5)	Based upon a fair market value of $13.87 per share for the Company common stock as of December 31, 2012.

(6)	The stock options vested 20% immediately upon grant on November 17, 2009 and vest 20% each year thereafter over four years.

(7)	The stock options vested 20% immediately upon grant on November 16, 2010 and vest 20% each year thereafter over four years.

(8)	The stock options vested 20% immediately upon grant on November 15, 2011 and vest 20% each year thereafter over four years.

(9)	The stock options vested 33% immediately upon grant on November 20, 2012 and vest 33% each year thereafter over two years.

(10)	The stock options vested 20% immediately upon grant on November 20, 2012 and vest 20% each year thereafter over four years.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested for the named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise(1)	Number of Shares Acquired On Vesting	Value Realized On Vesting(1)
Charlotte A. Zuschlag	14,400	$64,274	3,174	$40,405
			4,500	56,835
Charles P. Evanoski	2,760	15,154	793	10,095
			1,500	18,945
Frank D. Martz	5,760	25,402	793	10,095
			1,500	18,945
Todd F. Palkovich	5,760	25,740	793	10,095
			1,500	18,945
Richard E. Canonge	—	—	—	—

(1)	Based upon the fair market value of a share of Company common stock on the date of exercise or vesting.

Excess Benefit Plan and Supplemental Executive Retirement Plan

The Company has adopted an excess benefit plan for the purpose of permitting Ms. Zuschlag, and effective as of January 1, 2012 Messrs. Evanoski, Martz and Palkovich, to receive certain benefits that they otherwise would be eligible to receive under the Company’s 401(k) Plan and ESOP but for the limitations set forth in the Code. For additional information, see “—Compensation Discussion and Analysis—Excess Benefit Plan.”

The Company has adopted a Supplemental Executive Retirement Plan (“SERP”) in order to provide supplemental retirement and death benefits for certain key employees of the Company. For additional information, see “—Compensation Discussion and Analysis—Supplemental Executive Retirement Plan.”

The following table sets forth information concerning the SERP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Charlotte A. Zuschlag	Supplemental Executive Retirement Plan	25	$1,161,962	$—
Charles P. Evanoski	Supplemental Executive Retirement Plan	30	324,396	—
Frank D. Martz	Supplemental Executive Retirement Plan	34	383,116	—
Todd F. Palkovich	Supplemental Executive Retirement Plan	22	388,285	—
Richard E. Canonge(2)	Supplemental Executive Retirement Plan	—	—	—

(1)	Reflects the actuarial present value of accumulated benefits as of December 31, 2012.

(2)	Mr. Canonge does not participate in the SERP.

The following table sets forth information regarding the excess benefit plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2012	Registrant Contributions in 2012	Aggregate Earnings in 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2012(1)
Charlotte A. Zuschlag	$—	$51,614	$35,752	$—	$1,029,911
Charles P. Evanoski	—	1,232	20	—	1,223
Frank D. Martz	—	1,232	20	—	1,223
Todd F. Palkovich	—	1,232	20	—	1,223
Richard E. Canonge(2)	—	—	—	—	—

(1)	Based upon the fair market value of the Company common stock held in the excess benefit plan at December 31, 2012.

(2)	Mr. Canonge does not participate in the excess benefit plan.

Employment and Change of Control Agreements

The Company and the Bank have entered into employment agreements with Ms. Zuschlag pursuant to which the Company and the Bank agreed to employ Ms. Zuschlag as President and Chief Executive Officer. For additional information, see “—Compensation Discussion and Analysis—Employment Agreements.”

The Company and the Bank have entered into change of control agreements with Messrs. Evanoski, Martz, Palkovich and Canonge in order to assist them in maintaining a stable and competent management base. For additional information, see “—Compensation Discussion and Analysis—Change in Control Agreements.”

Potential Payments upon Termination of Employment or a Change in Control

The following table describes the potential payments to Charlotte A. Zuschlag, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 31, 2012.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)		Retirement (m)
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$2,577,030	$2,577,030	$1,270,592	(n)	$—
Medical and dental benefits (c)	—	—	249,292	249,292	243,761	(o)	243,761	(o)
Other welfare benefits (d)	—	—	5,170	5,170	5,014	(o)	5,014	(o)
Club dues (e)	—	—	43,857	43,857	—		—
Automobile expenses (f)	—	—	37,017	37,017	—		—
§280G tax gross-up (g)	—	—	—	1,262,245	—		—

Equity awards: (h)
Unvested stock options (i)	—	—	—	73,592	73,592		—
Unvested restricted stock awards (j)	—	—	—	675,455	675,455		—

Total payments and benefits (k)	$—	$—	$2,912,366	$4,923,658	$2,268,414		$248,775

The following table describes the potential payments to Charles P. Evanoski, Group Senior Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 31, 2012.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement (m)
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$—	$830,256	$—	$—
Medical and dental benefits (c)	—	—	—	255,013	—	—
Other welfare benefits (d)	—	—	—	4,688	—	—
Club dues (e)	—	—	—	10,200	—	—
Automobile expenses (f)	—	—	—	29,358	—	—
§280G tax gross-up (g)	—	—	—	508,518	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	28,616	28,616	—
Unvested restricted stock awards (j)	—	—	—	210,477	210,477	—

Total payments and benefits (k)	$—	$—	$—	$1,877,126	$239,093	$—

(footnotes following the table on page 29)

The following table describes the potential payments to Frank D. Martz, Group Senior Vice President of Operations, upon an assumed termination of employment or a change in control as of December 31, 2012.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement (m)
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$—	$925,269	$—	$—
Medical and dental benefits (c)	—	—	—	149,867	—	—
Other welfare benefits (d)	—	—	—	4,688	—	—
Club dues (e)	—	—	—	10,200	—	—
Automobile expenses (f)	—	—	—	27,240	—	—
§280G tax gross-up (g)	—	—	—	487,917	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	28,616	28,616	—
Unvested restricted stock awards (j)	—	—	—	210,477	210,477	—

Total payments and benefits (k)	$—	$—	$—	$1,844,274	$239,093	$—

The following table describes the potential payments to Todd F. Palkovich, Group Senior Vice President of Lending, upon an assumed termination of employment or a change in control as of December 31, 2012.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement (m)
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$—	$814,020	$—	$—
Medical and dental benefits (c)	—	—	—	129,583	—	—
Other welfare benefits (d)	—	—	—	4,688	—	—
Club dues (e)	—	—	—	10,200	—	—
Automobile expenses (f)	—	—	—	32,337	—	—
§280G tax gross-up (g)	—	—	—	435,875	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	28,616	28,616	—
Unvested restricted stock awards (j)	—	—	—	210,477	210,477	—

Total payments and benefits (k)	$—	$—	$—	$1,665,796	$239,093	$—

(footnotes following the table on page 29)

The following table describes the potential payments to Richard E. Canonge, Senior Vice President and Treasurer, upon an assumed termination of employment or a change in control as of December 31, 2012.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement (m)
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$—	$260,800	$—	$—
Medical and dental benefits (c)	—	—	—	44,593	—	—
Other welfare benefits (d)	—	—	—	1,594	—	—
Club dues (e)	—	—	—	6,800	—	—
Automobile expenses (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	6,751	6,751	—
Unvested restricted stock awards (j)	—	—	—	—	—	—

Total payments and benefits (k)	$—	$—	$—	$320,538	$6,751	$—

(a)	These severance payments and benefits are payable if Ms. Zuschlag’s employment is terminated prior to a change in control either (i) by the Company or the Bank for any reason other than cause, disability, retirement or death or (ii) by Ms. Zuschlag if the Company or the Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if an executive’s employment is terminated concurrently with or following a change in control if the termination of employment occurs during the term of Ms. Zuschlag’s employment agreement, during the term of the change in control agreements for Messrs. Evanoski, Martz and Palkovich or within 24 months following a change in control for Mr. Canonge.

(b)	For each of Ms. Zuschlag and Messrs. Evanoski, Martz and Palkovich, represents a lump sum payment equal to three times the sum of (i) the executive’s average taxable income from the Company and the Bank for the three years preceding the year in which the date of termination occurs, (ii) any income deferred by the executive during such period and (iii) employer contributions to the executive’s accounts under the 401(k) plan and excess benefit plan during such period, except as set forth in Note (n) below with respect to Ms. Zuschlag’s death or disability. For Mr. Canonge, represents a lump sum cash payment equal to 2 times the executive’s highest base salary and cash bonus paid by the Company and the Bank during any of the three years preceding the year in which the date of termination occurs.

(c)

Represents the estimated present value cost of providing continued medical and dental coverage to each of the executives for an assumed additional 36 months (24 months for Mr. Canonge) at no cost to the executives, except as otherwise noted below. If Ms. Zuschlag’s employment is terminated by the Company or the Bank for other than cause, death, disability or retirement or by Ms. Zuschlag for good reason and she is still receiving medical and dental coverage upon the expiration of 36 months, her employment agreement provides for the continuation of medical and dental coverage for a period ending at the earlier of (i) her death or (ii) the date she is entitled to receive substantially similar benefits from a subsequent employer, provided that she pays the employee share of any such coverage after the initial 36 months. The amounts shown in the table assume her remaining life expectancy is 22 years and that benefits are provided until her death. If Ms. Zuschlag’s employment is terminated due to death, disability or retirement, continued insurance coverage will be provided as discussed in Note (o) below. The change in control agreements with Messrs. Evanoski, Martz and Palkovich provide that if the executive is still receiving medical and dental coverage upon the expiration of 36 months, then the Company and the Bank will continue to provide medical and dental coverage for a period ending at the earlier of the executive’s death, the date on which the executive becomes eligible to receive benefits under Medicare or the date he receives medical and dental coverage from a subsequent employer substantially similar to the coverage provided by the Bank, provided that the executive pays the employee share of any such coverage after the initial 36 months. The estimated costs assume the current insurance premiums or costs increase by 10% each year.

(d)	Represents the estimated present value cost of providing continued life, accidental death and long-term disability coverage to each of the executives for an assumed additional 36 months (24 months for Mr. Canonge) at no cost to the executives. If Ms. Zuschlag’s employment is terminated due to death, disability or retirement, continued insurance coverage will be provided as discussed in Note (o) below. The estimated costs assume the current insurance premiums or costs increase by 10% each year.

(e)	Represents a lump sum cash payment equal to the estimated costs of paying club dues for each of the executives for an assumed additional 36 months (24 months for Mr. Canonge), based on the amounts paid in 2011.

(f)	Represents a lump sum cash payment equal to the estimated costs of paying automobile leases and related expenses for each of the executives other than Mr. Canonge for an assumed additional 36 months, based on the amounts paid in 2011 associated with business use of the automobile.

(g)	The payments and benefits to Ms. Zuschlag and Messrs. Evanoski, Martz and Palkovich in the change in control column are subject to a 20% excise tax to the extent the parachute amounts associated therewith under Section 280G of the Code equal or exceed three times the executive’s average taxable income for the five years ended December 31, 2011. Each of these executives’ payments exceed this threshold. If a change in control was to occur, the Company believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done. However, if the excise tax cannot be avoided, then the Company has agreed in its employment agreement with Ms. Zuschlag and in the change in control agreements with each of Messrs. Evanoski, Martz and Palkovich to pay the 20% excise tax and the additional federal, state and local income taxes, excise taxes and other employment-related taxes on such reimbursement in order to place the executive in the same after-tax position the executive would have been in if the excise tax had not been imposed. If the parachute amounts associated with the payments and benefits to Mr. Canonge equal or exceed three times his average taxable income for the five years ended December 31, 2011, such payments and benefits in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. Based on the assumptions made, Mr. Canonge’s severance payments and benefits would not need to be reduced in order to avoid the 20% excise tax.

(h)	The vested stock options held by Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich and Canonge had a value of approximately $188,263, $144,608, $144,608, $144,608 and $13,349, respectively, based on the December 31, 2012 closing price of $13.87 per share. Such value can be obtained in the event of termination due to voluntary termination, death, disability, retirement or cause only if the executive actually exercises the vested options in the manner provided for by the relevant option plan and subsequently sells the shares received for $13.87 per share. In the event of a termination of employment, each executive (or his or her estate in the event of death) will have the right to exercise vested stock options for the period specified in his or her option grant agreement. If the termination of employment occurs following a change in control, each executive can exercise the vested stock options for the remainder of the original ten-year term of the option.

(i)	Represents the value of the unvested stock options held by Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich and Canonge that had an exercise price below the December 31, 2012 closing price of $13.87 per share, based on the difference between the December 31, 2012 closing price and the per share exercise price of the unvested stock options. All unvested stock options will become fully vested upon an executive’s death, disability or retirement after age 65 or upon a change in control.

(j)	Represents the value of the unvested restricted stock awards held by Ms. Zuschlag and Messrs. Evanoski, Martz and Palkovich based on the December 31, 2012 closing price of $13.87 per share. All unvested restricted stock awards will become fully vested upon an executive’s death or disability or upon a change in control. Mr. Canonge held no unvested restricted stock awards as of December 31, 2012.

(k)	Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our SERP and excess benefit plan. See the Pension Benefits table and the Nonqualified Deferred Compensation table under “—Excess Benefit Plan and Supplemental Executive Retirement Plan” above. The ESOP provides that it will terminate upon a change in control, with the value of the unallocated ESOP shares held in the suspense account to first be used to repay the outstanding balance of the ESOP loan and with any remaining balance in the suspense account to then be allocated among the ESOP participants on a pro rata basis. The above tables do not include any additional ESOP allocations that would be made upon a termination of the ESOP, which are estimated to be approximately $9,118 for Ms. Zuschlag, $4,621 for Mr. Evanoski, $5,537 for Mr. Martz, $5,323 for Mr. Palkovich and $815 for Mr. Canonge if the ESOP had been terminated on December 31, 2012. Also does not include the value of vested stock options set forth in Note (h) above, earned but unpaid salary, accrued but unused vacation leave and reimbursable expenses.

(l)	If the employment of Ms. Zuschlag, Mr. Evanoski, Mr. Martz, Mr. Palkovich and Mr. Canonge had terminated at December 31, 2012 due to death, his or her beneficiaries or estate would have received life insurance proceeds of approximately $500,000, $436,800, $436,800, $436,800 and $248,800, respectively. The life insurance coverage is based on two times base salary, subject to a cap of $500,000. If the employment of Ms. Zuschlag, Mr. Evanoski, Mr. Martz, Mr. Palkovich or Mr. Canonge had terminated at December 31, 2012 due to disability, they would have received disability benefits under our disability policy of $10,000, $10,000, $10,000, $10,000 and $6,911, respectively, per month. Disability benefits under our disability policy are provided at the rate of two-thirds of base salary not to exceed $10,000 per month, until the executive reaches his or her normal retirement age of 65. As described in Note (n) below, Ms. Zuschlag is entitled to receive additional disability benefits pursuant to her employment agreement. In addition, each executive’s unvested stock options and unvested restricted stock awards will become fully vested upon death or disability. The SERP benefits discussed in Note (m) below will also become payable following death or disability.

(m)	The Company has a SERP and an excess benefit plan covering each named executive other than Mr. Canonge. Under the SERP, the normal retirement benefits are reduced in the event of early retirement before age 65, unless the executive has at least 20 years of service or the termination of employment occurs within 24 months following a change in control. If the executives had retired on December 31, 2012, their annual SERP benefits would have been approximately $165,370 for Ms. Zuschlag, $64,803 for Mr. Evanoski, $64,803 for Mr. Martz and $64,803 for Mr. Palkovich, in each case payable for 10 years. These amounts would also be payable in the event of disability, except that disability benefits do not commence until January 1st following the participant’s 65th birthday. In the event of death, the SERP benefit is equal to the present value of the accrued benefits under the SERP, which generally approximates the participant’s early retirement benefits after applying a present value discount of 5% per year. For the aggregate balance of the excess benefit plan accounts at December 31, 2012 for each of Ms. Zuschlag and Messrs. Evanoski, Martz and Palkovich, see the Nonqualified Deferred Compensation table under “—Excess Benefit Plan and Supplemental Executive Retirement Plan” above.

(n)	Represents the estimated present value of the disability benefits that Ms. Zuschlag would have been entitled to receive under her employment agreement if her employment had terminated at December 31, 2012 due to disability. Her employment agreement provides for the following disability benefits: (i) the continuation of her annual base salary of $538,725 for the remaining term of her employment agreement, and (ii) thereafter two-thirds of her base salary until her normal retirement age of 65, with such amounts under her employment agreement in each case reduced by her benefits under our disability policy, any disability benefits payable under Social Security or state law and any workmen’s compensation benefits. For purposes of the table, we assumed that the offsets to her disability benefits under the employment agreement were $10,000 per month. Ms. Zuschlag’s employment agreement also provides that if she dies during the term of her employment agreement, her estate or beneficiaries will be entitled to receive a continuation of her base salary for the remaining term of her employment agreement. The estimated present value of her death benefits under her employment agreement is approximately $1.6 million.

(o)	If Ms. Zuschlag’s employment is terminated due to death, disability or retirement, the Company and the Bank will provide continued medical, dental, life and disability coverage substantially identical to the coverage provided immediately prior to her termination of employment. The medical and dental coverage will continue until the earlier of (i) her death, except that her beneficiaries will receive coverage for the remaining term of her employment agreement or (ii) the date she is entitled to receive similar benefits from a subsequent employer. The amounts shown in the table assume her remaining life expectancy is 22 years and that benefits are provided until her death. The life and disability coverage will cease upon the earlier of her death or the expiration of the remaining term of her employment agreement. The amounts shown represent the present value of the estimated costs.

Directors’ Compensation

During 2012, all non-employee directors of the Company receive fees of $978 per month (except for Mr. Salsgiver who received $1,565 per month as Chairman of the Board and Mr. Skuba who received $1,271 per month as Vice Chairman of the Board) and are not compensated for attendance at committee meetings (except for members of the audit and compensation committee who received $660 per meeting attended and Mr. Wetzel who received $858 per meeting attended as Chairman of the audit committee). Full-time employee directors of the Company do not receive any fees for board or committee meetings. Directors of the Bank and the Company’s other subsidiaries also receive fees for service on such board.

The following table sets forth information concerning compensation paid or accrued by the Company and its subsidiaries to each member of the board of directors during the year ended December 31, 2012. Ms. Zuschlag has been omitted from the table as her compensation is fully reported in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation		Total
Mario J. Manna	$44,376	—	$36,480	$—	$7,057	$—		$87,913
William B. Salsgiver	59,520	—	36,480	—	11,301	12,234	(4)	119,535
Herbert S. Skuba	52,932	—	36,480	—	17,666	—		107,078
James P. Wetzel, Jr.	42,066	—	36,480	—	13,006	—		91,552

(1)	Includes payment of directors’ fees for service on the board of the Bank, THF, Inc. and Amsco, Inc. if the director serves on such board. Also includes the payment of fees for attendance at meeting of committees of the board that the director serves on as well as fees for service as chairman of a board committee.

(2)	Reflects the aggregate grant date value computed in accordance with FASB ASC Topic 18 with respect to the grant of stock options in 2012. In 2012, each non-employee director was granted an option to purchase 10,000 shares of common stock with an exercise price of $12.60 per share, which options vested 20% immediately and vest 20% each year over four years. For a discussion of the assumptions used to establish the valuation of the stock options, reference is made to Note 9 of the Notes to the Consolidated Financial Statements of the Company included in the Company’s 2012 Annual Report to Stockholders. At December 31, 2012, Messrs. Manna, Salsgiver, Skuba and Wetzel held vested stock options to purchase 31,920, 15,360, 24,720, and 10,560 shares of common stock, respectively, and each held unvested stock options to purchase 13,280 shares of common stock.

(3)	Refers to benefits payable under the Directors’ Retirement Plan.

(4)	Consists of $12,234 for premiums for medical and dental insurance for Mr. Salsgiver.

Directors’ Retirement Plan

The Company and the Bank have adopted the ESB Financial Corporation Directors’ Retirement Plan and entered into director retirement agreements with each director of the Company and the Bank. The plan provides that any retiring director with a minimum of five or more years of service with the Company or the Bank and a minimum of 10 total years of service, including years of service with any bank acquired by the Company or the Bank, that remains in continuous service as a board member until age 75 will be entitled to receive an annual retirement benefit for a five year period equal to his or her director’s fees earned during the last full calendar year prior to his or her retirement date, multiplied by a ratio, ranging from 25% to 80%, based on the director’s total years of service. The maximum ratio of 80% of fees requires 20 or more years of service and the minimum ratio of 25% of fees requires 10 years of service. Retirement benefits may also be payable under the plan if a director retires from service as a director prior to attaining age 75. During 2012, Messrs. Delman, Dille and Preskar received benefits of $24,480, $16,320 and $16,320, respectively, under the plan and Mr. Belas received a lump sum distribution of $14,689 from the plan upon his retirement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person, other than the Company’s ESOP, who owns 10% or more of the Company’s common stock.

Based solely on review of the copies of such forms furnished to the Company, the Company believes that all applicable Section 16(a) filing requirements were satisfied by its officers and directors during 2012.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the board of directors of the Company has appointed S.R. Snodgrass, A.C., as the independent registered public accounting firm for the Company for the year ending December 31, 2013. The board of directors has directed that the selection of the accounting firm be submitted for ratification by the stockholders at the annual meeting. The Company has been advised by S.R. Snodgrass, A.C. that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent registered public accounting firm and clients. S.R. Snodgrass, A.C. will have representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Auditor Fees

The following table sets forth the aggregate fees paid by us to S.R. Snodgrass, A.C. for professional services rendered by S.R. Snodgrass, A.C. in connection with the audit of the Company’s consolidated financial statements for 2012 and 2011 and the fees paid by us to S.R. Snodgrass, A.C. for audit-related services, tax services and all other services rendered by S.R. Snodgrass, A.C to us during 2012 and 2011.

	Year Ended December 31,
	2012	2011
Audit fees(1)	$216,432	$202,263
Audit-related fees(2)	37,323	30,392
Tax fees(3)	58,750	50,209
All other fees(4)	84,752	26,000

Total	$397,257	$308,864

(footnotes on following page)

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements, the audit of the Company’s internal control over financial reporting, and review of financial statements included in the Company’s quarterly reports, financial and compliance audits required by HUD, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees principally for professional services for the audit of the Company’s employee benefit plan and agreed-upon procedures for reviewing student loans performed under the Federal Family Educational Loan Program.

(3)	Tax fees consist of compliance fees for the preparation of original tax returns.

(4)	All other fees consist of fees for performing Bank Secrecy Act compliance, information security attack and penetration testing, and enterprise risk management consulting services.

Pre-Approval Policy and Procedures

The audit committee selects the Company’s independent registered public accounting firm and pre-approves all audit services to be provided by it to the Company. The audit committee also reviews and pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the audit committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the audit committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. Pursuant to its policy, the audit committee pre-approves certain audit-related services and certain tax services which are specifically described by the audit committee on an annual basis and separately approves other individual engagements as necessary. The pre-approval requirements do not apply to certain services if: (i) the aggregate amount of such services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent auditor during the year in which the services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be other services; and (iii) such services are promptly brought to the attention of the committee and approved by the committee or by one or more members of the committee to whom authority to grant such approvals has been delegated by the committee prior to the completion of the audit. The committee may delegate to one or more designated members of the committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the full committee at its next scheduled meeting.

During the year end December 31, 2012, each new engagement of S.R. Snodgrass, A.C. was approved in advance by the audit committee, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

The Board of Directors recommends that you vote FOR the ratification of the appointment of S.R. Snodgrass, A.C. as our independent registered public accounting firm for the year ending December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with applicable federal laws and regulations, ESB Bank offers mortgage loans to its directors, officers and full-time employees for the financing of their primary residences as well as various consumer loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must (i) be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings association with non-affiliated parties; (ii) be pursuant to underwriting standards that are no less stringent than those applicable to comparable transactions with non-affiliated parties; (iii) not involve more than the normal risk of repayment or present other unfavorable features; and (iv) not exceed, in the aggregate, the institution’s unimpaired capital and surplus, as defined.

As of December 31, 2012, three of our directors or executive officers (or their affiliates), had aggregate loan balances in excess of $120,000, which amounted to $1.9 million in the aggregate. All such loans were made by ESB Bank in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

STOCKHOLDER PROPOSALS AND STOCKHOLDER

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any proposal which a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the next annual meeting of stockholders of the Company, which is expected to be held in April 2014, must be received at the principal executive offices of the Company, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, Attention: Secretary, no later than November 15, 2013. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Company’s proxy statement and set forth on the form of proxy issued for the next annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

Stockholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article 10.F of the Company’s Articles of Incorporation, which provides that to be properly brought before an annual meeting, business must be (a) properly brought before the meeting by or at the direction of the board of directors or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company, or not later than February 16, 2014 in connection with the next annual meeting of stockholders of the Company, which is expected to be held in April 2014. A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and (b) certain other information set forth in the Articles of Incorporation. No stockholder proposals have been received by the Company in connection with the annual meeting.

The board of directors has adopted a process by which stockholders may communicate directly with members of the board. Stockholders who wish to communicate with the board may do so by sending written communications addressed to the Board of Directors, c/o Frank Martz, Secretary, ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

A copy of the Company’s annual report to stockholders for the year ended December 31, 2012 accompanies this proxy statement.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2012. Upon written request, the Company will furnish to any such stockholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, Attention: Secretary. The Annual Report on Form 10-K is not a part of this proxy statement.

OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arrangement with such firm is $4,000 plus reimbursement for out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

ESB FINANCIAL CORPORATION	REVOCABLE PROXY

This proxy is solicited on behalf of the Board of Directors of ESB Financial Corporation (the “Company”) for use only at the Annual Meeting of Stockholders to be held on April 17, 2013 and at any adjournment thereof.

The undersigned hereby appoints the Board of Directors of the Company, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 17, 2013, at 4:00 p.m., local time, or at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as indicated below.

1.	Election of Directors

☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

Nominees for a three-year term: Mario J. Manna and William B. Salsgiver

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.)

2.	Proposal to ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote FOR the nominees for director and FOR the proposal to ratify the independent registered public accounting firm for 2013. You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of the Company will be voted as specified. If no specification is made, shares will be voted FOR the election of the Board of Directors’ nominees to the Board of Directors and FOR the proposal to ratify the independent registered public accounting firm for 2013, and otherwise at the discretion of the proxies.

Please be sure to sign and date this Proxy in the box below.

Date:

Stockholder sign above — co-holder (if any) also sign above

The above hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company called for April 17, 2013, a Proxy Statement for the Annual Meeting and the 2012 Annual Report to Stockholders.

Please sign exactly as your name(s) appear(s) on this proxy. Only one signature is required in case of a joint account. When signing in a representative capacity, please give title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CARD USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 17, 2013. The Proxy Statement and the 2012 Annual Report to Stockholders as well as driving directions to the annual meeting are available on our website at www.esbbank.com under the tabs “About Us — ESB Financial Corp — Annual Meeting Information.”

March 15, 2013

TO:	Participants in the Employee Stock Ownership Plan and the Retirement Savings Plan of ESB Financial Corporation

As described in the enclosed materials, your proxy as a stockholder of ESB Financial Corporation is being solicited in connection with our upcoming Annual Meeting of Stockholders because you have shares of ESB common stock allocated to your account under the Employee Stock Ownership Plan (“ESOP”) or the Retirement Savings Plan (“401(k) Plan”). I hope you will take advantage of the opportunity to direct the manner in which shares of ESB common stock allocated to your accounts under these plans will be voted at the Annual Meeting.

Enclosed with this letter is a Proxy Statement, which describes the matters to be voted upon, and a voting instruction ballot, which will permit you to vote the shares allocated to your account(s) in the plans. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the plans by marking, dating, signing and returning the enclosed voting instruction ballot(s) to the administrators of the plans, who will tabulate the votes for the Trustees of the plans. The Trustees will certify the totals to ESB for the purpose of having those shares voted at the Annual Meeting.

We urge each of you to vote, as a means of participating in the governance of the affairs of ESB. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted by the Trustees in the same ratio as to those shares for which participant’s instructions are received. If your voting instructions for the 401(k) Plan are not received, the shares allocated to your account will not be voted. While I hope that you will vote in the manner recommended by the board of directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates only to those shares which have been allocated to your account under these plans. You will receive other voting material for those shares owned by you individually and not under these plans.

Sincerely,

Charlotte A. Zuschlag

President and Chief Executive Officer

ESB FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

VOTING INSTRUCTION BALLOT

The undersigned hereby instructs the Trustees of the Employee Stock Ownership Plan and Trust (“ESOP”) of ESB Financial Corporation (“ESB” or the “Company”) to vote, as designated below, all the shares of common stock of ESB allocated to his or her account under the ESOP as of March 1, 2013, at the Annual Meeting of Stockholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 17, 2013 at 4:00 p.m., local time, and any adjournment thereof.

1.	Election of Directors

☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

Nominees for a three-year term: Mario J. Manna and William B. Salsgiver

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.)

2.	Proposal to ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The ESB Board of Directors recommends a vote FOR election of the nominees for director and FOR the proposal to ratify the appointment of the independent registered public accounting firm for 2013. Such votes are hereby solicited by the ESB Board of Directors.

Dated: _______________________________, 2013

Signature

If you return this card properly signed but you do not otherwise specify, shares will be voted FOR election of the nominees for director and FOR the proposal to ratify the appointment of the independent registered public accounting firm for 2013. If you do not return this card, your shares will be voted by the Trustees in the same ratio as to those shares for which participant’s instructions are received.

ESB FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

VOTING INSTRUCTION BALLOT

The undersigned hereby instructs the Trustees of the Retirement Savings Plan (“401(k) Plan”) of ESB Financial Corporation (“ESB”) or the (“Company”) to vote, as designated below, all the shares of common stock of ESB allocated to his or her account under the 401(k) Plan as of March 1, 2013, at the Annual Meeting of Stockholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 17, 2013 at 4:00 p.m., local time, and any adjournment thereof.

1.	Election of Directors

☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

Nominees for a three-year term: Mario J. Manna and William B. Salsgiver

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.)

2.	Proposal to ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The ESB Board of Directors recommends a vote FOR election of the nominees for director and FOR the proposal to ratify the appointment of the independent registered public accounting firm for 2013. Such votes are hereby solicited by the ESB Board of Directors.

Dated: _______________________________, 2013

Signature

If you return this card properly signed but you do not otherwise specify, shares will be voted FOR election of the nominees for director and FOR the proposal to ratify the appointment of the independent registered public accounting firm for 2013. If you do not return this card, your shares will not be voted.